Exhibit 5.1

GREALISH & MCZEAL

A Registered Limited Liability Partnership

ATTORNEYS AND COUNSELORS AT LAW

1200 Rothwell

Houston, Texas 77002

Telephone (713) 236-0639

Facsimile (713) 223-3331

www.grealishmczeal.com

From the Desk of:

Marcellous S. McZeal

mmczeal@mgmtxlaw.com

September 03, 2010

Board of Directors

 PGI ENERGY FUND I SERIES 2010 Inc.

7322 Southwest Frwy Ste. 1100

Houston, TX. 77074

Gentlemen:

The above law firm acted as special local counsel for PGI ENERGY FUND I SERIES 2010, INC., a Texas Corporation, in connection with the preparation and filing, on September 03, 2010, by the Company of the Company’s Response to the SEC Comments to the Registration Statement on Form S-1 (the “Registration Statement”) under the securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in connection with SEC Comments Question No. 2. Please tell us whether PGI Energy intends to issue securities in more than one series. In addition, tell us whether you intend to register under the Investment Company Act of 1940. If not, please tell us why it is appropriate and not likely to cause confusion to name the company “Fund I Series 2010.”

Response: The Company does not intend to register under the Investment Company Act of 1940 as the company does not consider itself to be and Investment Company within the scope of the act and by virtue of the nature of its business and practices. The Company does not issue redeemable shares and does not hold itself out as an investment adviser to the public. While we are mindful of the broad scope of the Investment Company Act we do not believe the Company falls within the purview of its jurisdiction so as to require registration. We are relying upon legal opinion of counsel that we do not fall in the category of an investment company as we fully intend to own and operate the assets we acquire and utilize some contractors for maintenance of those assets. Further we will not invest in a class of other company securities. Further, we believe it is appropriate and not likely to cause confusion in the name the Company has chosen for the operating entity because it is unique. The Company has no intention of issuing additional series of securities so as to cause confusion for investors. We intend to issue only common shares.

Other than our review of the company business plan of operations, we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion, and we make no representation as to the scope or sufficiency or our documentation review for your purposes.

We relied, without independent investigation, upon certain certifications of governmental officials and private organizations having access to and regularly reporting on governmental files and records, including certificates of incorporation and certificates as to good standing, By-Laws, amended By-Laws and Restated By-Laws, articles and amended articles of incorporation, and the minutes of the board of directors. In addition, as to certain matters, we relied, without independent investigation, upon the representations and warranties of PGI ENERGY FUND I SERIES 2010, Inc. contained in its business plan of operations and the Organizational Documents for the truth, accuracy and completeness of the matters contained therein. We assumed that consents or minutes of proceedings of the board of directors or shareholders of the Company have been filed with the secretary or with the minutes of proceedings of the board of directors or shareholders of the Company as the board members of PGI ENERGY FUND I SERIES 2010, Inc., whichever may be applicable, as required by applicable law.

In connection with the preparation of this opinion, we have reviewed such questions of law as we have deemed necessary. We do not herein give any opinion with respect to the laws of any jurisdiction other than the general laws of the United States of America, the federal securities laws, and Investment Company Act 1940 as revised July 10, 2010 (including statutory provisions of the Texas constitution and reported judicial decisions interpreting the foregoing).

DEFINITION OF INVESTMENT COMPANY

SEC. 3. (a)(1) When used in this title, “investment company” means any issuer which—

(A) is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities;

(B) is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or

(C) is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40 per centum of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

(2) As used in this section, “investment securities” includes all securities except (A) Government securities, (B) securities issued by employees’ securities companies, and (C) securities issued by majority- owned subsidiaries of the owner which (i) are not investment companies, and (ii) are not relying on the exception from the definition of investment company in paragraph (1) or (7) of subsection (c).

(b) Notwithstanding paragraph (1)(C) of subsection (a), none of the following persons is an investment company within the meaning of this title:

(1) Any issuer primarily engaged, directly or through a wholly- owned subsidiary or subsidiaries, in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities.

(2) Any issuer which the Commission, upon application by such issuer, finds and by order declares to be primarily engaged in a business or businesses other than that of investing, reinvesting, owning, holding, or trading in securities either directly or (A) through majority-owned subsidiaries or (B) through controlled companies conducting similar types of businesses. The filing of an application under this paragraph in good faith by an issuer other than a registered investment company shall exempt the applicant for a period of sixty days from all provisions of this title applicable to investment companies as such. For cause shown, the Commission by order may extend such period of exemption for an additional period or periods. Whenever the Commission, upon its own motion or upon application, finds that the circumstances which gave rise to the issuance of an order granting an application under this paragraph no longer exist, the Commission shall by order revoke such order.

(3) Any issuer all the outstanding securities of which (other than short-term paper and directors’ qualifying shares) are directly or indirectly owned by a company excepted from the definition of investment company by paragraph (1) or (2) of this subsection.

(c) Notwithstanding subsection (a), none of the following persons is an investment company within the meaning of this title:

(1) Any issuer whose outstanding securities (other than short- term paper) are beneficially owned by not more than one hundred persons and which is not making and does not presently propose to make a public offering of its securities. Such issuer shall be deemed to be an investment company for purposes of the limitations set forth in subparagraphs (A)(i) and (B)(i) of section 12(d)(1) governing the purchase or other acquisition by such issuer of any security issued by any registered investment company and the sale of any security issued by any registered open-end investment company to any such issuer. For purposes of this paragraph:

(A) Beneficial ownership by a company shall be deemed to be beneficial ownership by one person, except that, if the company owns 10 per centum or more of the outstanding voting securities of the issuer, and is or, but for the exception provided for in this paragraph or paragraph (7), would be an investment company, the beneficial ownership shall be deemed to be that of the holders of such company’s outstanding securities (other than short-term paper).

(B) Beneficial ownership by any person who acquires securities or interests in securities of an issuer described in the first sentence of this paragraph shall be deemed to be beneficial ownership by the person from whom such transfer was made, pursuant to such rules and regulations as the Commission shall prescribe as necessary or appropriate in the public interest and consistent with the protection of investors and the purposes fairly intended by the policy and provisions of this title, where the transfer was caused by legal separation, divorce, death, or other involuntary event. (2)(A) Any person primarily engaged in the business of underwriting and distributing securities issued by other persons, selling securities to customers, acting as broker, and acting as market intermediary, or any one or more of such activities, whose gross income normally is derived principally from such business and related activities.

(B) For purposes of this paragraph—

(i) the term “market intermediary” means any person that regularly holds itself out as being willing contemporaneously to engage in, and that is regularly engaged in, the business of entering into transactions on both sides of the market for a financial contract or one or more such financial contracts; and

(ii) the term “financial contract” means any arrangement that—

(I) takes the form of an individually negotiated contract, agreement, or option to buy, sell, lend, swap, or repurchase, or other similar individually negotiated transaction commonly entered into by participants in the financial markets;

(II) is in respect of securities, commodities, currencies, interest or other rates, other measures of value, or any other financial or economic interest similar in purpose or function to any of the foregoing; and

(III) is entered into in response to a request from a counter party for a quotation, or is otherwise entered into and structured to accommodate the objectives of the counter party to such arrangement.

(3) Any bank or insurance company; any savings and loan association, building and loan association, cooperative bank, homestead association, or similar institution, or any receiver, conservator, liquidator, liquidating agent, or similar official or person thereof or therefor; or any common trust fund or similar fund maintained by a bank exclusively for the collective investment and reinvestment of moneys contributed thereto by the bank in its capacity as a trustee, executor, administrator, or guardian, if—

(A) such fund is employed by the bank solely as an aid to the administration of trusts, estates, or other accounts created and maintained for a fiduciary purpose;

(B) except in connection with the ordinary advertising of the bank’s fiduciary services, interests in such fund are not—

(i) advertised; or

(ii) offered for sale to the general public; and

(C) fees and expenses charged by such fund are not in contravention of fiduciary principles established under applicable Federal or State law.

(4) Any person substantially all of whose business is confined to making small loans, industrial banking, or similar businesses.

(5) Any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses: (A) Purchasing or otherwise acquiring notes, drafts, acceptances, open accounts receivable, and other obligations representing part or all of the sales price of merchandise, insurance, and services; (B) making loans to manufacturers, wholesalers, and retailers of, and to prospective purchasers of, specified merchandise, insurance, and services; and (C) purchasing or otherwise acquiring mortgages and other liens on and interests in real estate.

(6) Any company primarily engaged, directly or through majority-owned subsidiaries, in one or more of the businesses described in paragraphs (3), (4), and (5), or in one or more of such businesses (from which not less than 25 centum of such company’s gross income during its last fiscal year was derived) together with an additional business or businesses other than investing, reinvesting, owning, holding, or trading in securities. (7)(A) Any issuer, the outstanding securities of which are owned exclusively by persons who, at the time of acquisition of such securities, are qualified purchasers, and which is not making and does not at that time propose to make a public offering of such securities. Securities that are owned by persons who received the securities from a qualified purchaser as a gift or bequest, or in a case in which the transfer was caused by legal separation, divorce, death, or other involuntary event, shall be deemed to be owned by a qualified purchaser, subject to such rules, regulations, and orders as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

(B) Notwithstanding subparagraph (A), an issuer is within the exception provided by this paragraph if—

(i) in addition to qualified purchasers, outstanding securities of that issuer are beneficially owned by not more than 100 persons who are not qualified purchasers, if—

(I) such persons acquired any portion of the securities of such issuer on or before September 1, 1996; and

(II) at the time at which such persons initially acquired the securities of such issuer, the issuer was excepted by paragraph (1); and

(ii) prior to availing itself of the exception provided by this paragraph—

(I) such issuer has disclosed to each beneficial owner, as determined under paragraph (1), that future investors will be limited to qualified purchasers, and that ownership in such issuer is no longer limited to not more than 100 persons; and

(II) concurrently with or after such disclosure, such issuer has provided each beneficial owner, as determined under paragraph (1), with a reasonable opportunity to redeem any part or all of their interests in the issuer, notwithstanding any agreement to the contrary between the issuer and such persons, for that person’s proportionate share of the issuer’s net assets.

(C) Each person that elects to redeem under subparagraph (B)(ii)(II) shall receive an amount in cash equal to that person’s proportionate share of the issuer’s net assets, unless the issuer elects to provide such person with the option of receiving, and such person agrees to receive, all or a portion of such person’s share in assets of the issuer. If the issuer elects to provide such persons with such an opportunity, disclosure concerning such opportunity shall be made in the disclosure required by subparagraph (B)(ii)(I).

(D) An issuer that is excepted under this paragraph shall nonetheless be deemed to be an investment company for purposes of the limitations set forth in subparagraphs (A)(i) and (B)(i) of section 12(d)(1) relating to the purchase or other acquisition by such issuer of any security issued by any registered investment company and the sale of any security issued by any registered open- end investment company to any such issuer.

(E) For purposes of determining compliance with this paragraph and paragraph (1), an issuer that is otherwise excepted under this paragraph and an issuer that is otherwise excepted under paragraph

(1) shall not be treated by the Commission as being a single issuer for purposes of determining whether the outstanding securities of the issuer excepted under paragraph (1) are beneficially owned by not more than 100 persons or whether the outstanding securities of the issuer excepted under this paragraph are owned by persons that are not qualified purchasers. Nothing in this subparagraph shall be construed to establish that a person is a bona fide qualified purchaser for purposes of this paragraph or a bona fide beneficial owner for purposes of paragraph (1).

(8) Any company subject to regulation under the Public Utility Holding Company Act of 1935.

(9) Any person substantially all of whose business consists of owning or holding oil, gas, or other mineral royalties or leases, or fractional interests therein, or certificates of interest or participation in or investment contracts relative to such royalties, leases, or fractional interests.

(10)(A) Any company organized and operated exclusively for religious, educational, benevolent, fraternal, charitable, or reformatory purposes—

(i) no part of the net earnings of which inures to the benefit of any private shareholder or individual; or

(ii) which is or maintains a fund described in subparagraph (B).

(B) For the purposes of subparagraph (A)(ii), a fund is described in this subparagraph if such fund is a pooled income fund, collective trust fund, collective investment fund, or similar fund maintained by a charitable organization exclusively for the collective investment and reinvestment of one or more of the following:

(i) assets of the general endowment fund or other funds of one or more charitable organizations;

(ii) assets of a pooled income fund;

(iii) assets contributed to a charitable organization in exchange for the issuance of charitable gift annuities;

(iv) assets of a charitable remainder trust or of any other trust, the remainder interests of which are irrevocably dedicated to any charitable organization;

(v) assets of a charitable lead trust;

(vi) assets of a trust, the remainder interests of which are revocably dedicated to or for the benefit of 1 or more charitable organizations, if the ability to revoke the dedication is limited to circumstances involving—

(I) an adverse change in the financial circumstances of a settlor or an income beneficiary of the trust;

(II) a change in the identity of the charitable organization or organizations having the remainder interest, provided that the new beneficiary is also a charitable organization; or

(III) both the changes described in subclauses (I) and (II);

(vii) assets of a trust not described in clauses (i) through (v), the remainder interests of which are revocably dedicated to a charitable organization, subject to subparagraph (C); or

(viii) such assets as the Commission may prescribe by rule, regulation, or order in accordance with section 6(c).

(C) A fund that contains assets described in clause (vii) of subparagraph (B) shall be excluded from the definition of an investment company for a period of 3 years after the date of enactment of this subparagraph, but only if—

(i) such assets were contributed before the date which is 60 days after the date of enactment of this subparagraph; and

(ii) such assets are commingled in the fund with assets described in one or more of clauses (i) through (vi) and (viii) of subparagraph (B).

(D) For purposes of this paragraph—

(i) a trust or fund is “maintained” by a charitable organization if the organization serves as a trustee or administrator of the trust or fund or has the power to remove the trustees or administrators of the trust or fund and to designate new trustees or administrators;

(ii) the term “pooled income fund” has the same meaning as in section 642(c)(5) of the Internal Revenue Code of 1986;

(iii) the term “charitable organization” means an organization described in paragraphs (1) through (5) of section 170(c) or section 501(c)(3) of the Internal Revenue Code of 1986;

(iv) the term “charitable lead trust” means a trust described in section 170(f)(2)(B), 2055(e)(2)(B), or 2522(c)(2)(B) of the Internal Revenue Code of 1986;

(v) the term “charitable remainder trust” means a charitable remainder annuity trust or a charitable remainder unitrust, as those terms are defined in section 664(d) of the Internal Revenue Code of 1986; and

(vi) the term “charitable gift annuity” means an annuity issued by a charitable organization that is described in section 501(m)(5) of the Internal Revenue Code of 1986.

(11) Any employee’s stock bonus, pension, or profit-sharing trust which meets the requirements for qualification under section 401 of the Internal Revenue Code of 1986; or any governmental plan described in section 3(a)(2)(C) of the Securities Act of 1933; or any collective trust fund maintained by a bank consisting solely of assets of one or more of such trusts, government plans, or church plans, companies or accounts that are excluded from the definition of an investment company under paragraph (14) of this subsection; or any separate account the assets of which are derived solely from (A) contributions under pension or profit-sharing plans which meet the requirements of section 401 of the Internal Revenue Code of 1986 or the requirements for deduction of the employer’s contribution under section 404(a)(2) of such Code, (B) contributions under governmental plans in connection with which interests, participations, or securities are exempted from the registration provisions of section 5 of the Securities Act of 1933 by section 3(a)(2)(C) of such Act, and (C) advances made by an insurance company in connection with the operation of such separate account.

(12) Any voting trust the assets of which consist exclusively of securities of a single issuer which is not an investment company.

(13) Any security holders’ protective committee or similar issuer having outstanding and issuing no securities other than certificates of deposit and short-term paper.

(14) Any church plan described in section 414(e) of the Internal Revenue Code of 1986, if, under any such plan, no part of the assets may be used for, or diverted to, purposes other than the exclusive benefit of plan participants or beneficiaries, or any company or account that is—

(A) established by a person that is eligible to establish and maintain such a plan under section 414(e) of the Internal Revenue Code of 1986; and

(B) substantially all of the activities of which consist of—

(i) managing or holding assets contributed to such church plans or other assets which are permitted to be commingled with the assets of church plans under the Internal Revenue Code of 1986; or

(ii) administering or providing benefits pursuant to church plans.

The law covered by the opinions expressed herein is limited to the Federal statutes, judicial decisions and rules and regulation of the governmental agencies of the United States and the statutes, judicial and administrative decisions and rules and regulations of the governmental agencies of the State of Texas. We have noted, in the course of preparing this opinion, that the substantive laws of the States of Texas and, potentially, the substantive laws of other jurisdictions may be relevant in connection with specific opinions which are given herein. We have, with your permission, assumed in each instance that the substantive law of any such jurisdiction other than the State of Texas is identical in all respects to the substantive law of the State of Texas.

This opinion is given only with respect to laws and regulations presently in effect. We assume no obligations to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.

Based on the foregoing, and subject to the qualifications and assumptions stated herein, we are of the opinion that:

Subject to the foregoing and other matters set forth herein, as of the date hereof, we are of the opinion that the Company is not subject to registration under the Investment Company Act of 1940.

We further consent to your filing a copy of this opinion as an exhibit to the comments letter and the Post-Effective Amended Form S-1.

Thank you for your attention to this matter. If you have any questions or concerns please contact me at the number listed above.

Respectfully submitted,
GREALISH & MCZEAL, LLP

BY:	/s/ Marcellous S. McZeal
Marcellous S. McZeal